Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2023 relating to the financial statements of Designer Brands Inc. and the effectiveness of Designer Brands Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Designer Brands Inc. for the year ended January 28, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Columbus, Ohio

May 15, 2023